Exhibit 99.1

FirstEnergy Corp.	For Release: February 16, 2011
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FIRSTENERGY REPORTS 2010 EARNINGS

AKRON, Ohio – FirstEnergy Corp. (NYSE: FE) today reported 2010 basic earnings of $3.62 per share of common stock ($3.61 diluted) on a non-GAAP* basis.  These results exclude the special items listed in the table.  This compares to 2009 basic non-GAAP earnings of $3.77 per share ($3.75 diluted).  On a GAAP basis, 2010 basic earnings were $2.58 per share ($2.57 diluted) on net income of $760 million, and revenue of $13.34 billion.  In 2009, basic earnings were $3.31 per share ($3.29 diluted), on net income of $990 million, and revenue of $12.97 billion.

Fourth quarter 2010 non-GAAP basic earnings were $0.71 per share of common stock ($0.70 diluted).  In the fourth quarter of 2009, non-GAAP basic and diluted earnings were $0.77 per share.  On a GAAP basis, fourth quarter 2010 basic and diluted earnings were $0.61 per share, on net income of $180 million and revenue of $3.22 billion.  This compares to basic and diluted earnings of $0.78 per share in the fourth quarter of 2009, on net income of $236 million, and revenue of $2.96 billion.

“In a challenging year of soft power prices and a slowly recovering economy, we benefited from the continued success of our competitive strategy, which effectively tripled the retail customers for our FirstEnergy Solutions subsidiary last year,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy.  “We also saw a modest recovery in industrial sales and a return to more normal weather in our service territory.  And, we continued to hold the line on costs, all of which helped us end the year within our guidance, which was revised to the upper end of the initial range in August.”

Fourth Quarter and Full Year GAAP to Non-GAAP* Reconciliation

	Fourth Quarter		Full Year
	2010	2009	2010	2009
Basic Earnings Per Share (GAAP)	$0.61	$0.78	$2.58	$3.31
Excluding Special Items:
Regulatory Charges	--	--	0.11	0.55
Trust Securities Impairment	0.02	0.05	0.07	0.09
Organizational Restructuring/
Incremental Strike Costs	--	--	--	0.14
Debt Redemption Premiums Income Taxes – Accounting Standards Change	-- --	0.01 --	-- --	0.31 (0.04)
Income Tax Issue Resolution	--	(0.49)	--	(0.49)
Legislative Change (Retiree Drug Subsidy)	--	--	0.04	--
Merger Transaction Costs	0.07	--	0.15	--
Litigation Settlement	--	--	(0.01)	--
Non-Core Asset Sales/Impairments	(0.16)	--	(0.15)	(0.52)
Generating Plant Charges	0.17	--	0.77	--
Derivative Mark-To-Market Adjustment	--	0.42	0.06	0.42
Basic Earnings Per Share (Non-GAAP*)	$0.71	$0.77	$3.62	$3.77

Electric generation sales by FirstEnergy Solutions (FES) were up 26 percent for the year and 23 percent in the quarter compared to the same periods in 2009.  The sales growth in the fourth quarter reflects FES’ continued success in the direct and governmental aggregation sales channels, as well as higher wholesale sales.

Total distribution deliveries in 2010 increased by 6 percent compared to 2009, and by 2 percent in the fourth quarter.  The hot summer weather and colder weather at the end of 2010, compared with milder conditions in 2009, contributed to increased customer usage.

In addition to higher generation and distribution revenues, adjusted 2010 full-year results benefited from lower operating expenses and the impact of delivery service improvement riders in Ohio.  These factors were partially offset by higher fuel and purchased power costs, reduced transition cost recovery by Cleveland Electric Illuminating Co., the absence of an income tax adjustment that benefited 2009 results and a reduction in investment income from the company’s nuclear decommissioning trust.

Fourth quarter 2010 results benefited primarily from growth in FES sales margins and higher distribution deliveries.  These positive factors were offset by the absence of the 2009 income tax adjustment and higher operating costs, primarily related to the acceleration of work activities that were originally planned for future periods.

“Our accomplishments in 2010 set the stage for the continued improvement of our financial metrics and a number of exciting transitions in 2011, including the completion of our merger with Allegheny Energy,” Alexander said.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the year and for the fourth quarter of 2010 – is posted on the company’s website – www.firstenergycorp.com/ir. To access the report, click on Q4 2010 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Time today.  FirstEnergy management will present an overview of the company’s financial results for the quarter, followed by a question-and-answer session.  The teleconference can be accessed on the company’s website by selecting the Q4 2010 Earnings Conference Call link.  The webcast will be archived on the website.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry, the impact of the regulatory process on the pending matters in Ohio, Pennsylvania and New Jersey, business and regulatory impacts from American Transmission Systems, Incorporated's realignment into PJM Interconnection, L.L.C., economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, financial derivative reforms that could increase our liquidity needs and collateral costs, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy's regulated utilities to collect transition and other  costs, operating and maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission and coal combustion regulations, the potential impacts of  any laws, rules or regulations that ultimately replace the Clean Air Interstate Rules , the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, resolve any NSR litigation or other potential similar regulatory initiatives or rulemakings  (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) , adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission, Metropolitan Edison Company's and Pennsylvania Electric Company's transmission service charge appeal at the Commonwealth Court of Pennsylvania, any impact resulting from the receipt by Signal Peak of the Department of Labor's notice of a potential pattern of violations at Bull Mountain Mine No. 1, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and the impact of, among other factors, the increased cost of coal and coal transportation on such margins and the ability  to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy's nuclear decommissioning trusts, pension trusts and other trust funds, and cause it to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy's financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy's access to financing or its costs or increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing uncertainty in the national and regional economy and its impact on the company's major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, the expected timing and likelihood of completion of the proposed merger with Allegheny Energy, Inc., including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed merger that could reduce anticipated benefits or cause the parties to abandon the merger, the diversion of management's time and attention from our ongoing business during this time period, the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and realize cost savings and any other synergies and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect and the risks and other factors discussed from time to time in its Securities and Exchange Commission filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(021611)